Exhibit 10.14

ENGINEERING, PROCUREMENT AND CONSTRUCTION

SERVICES

FIXED PRICE CONTRACT

BETWEEN

GATEWAY BUILDING SYSTEMS

AND

OTTER TAIL AG ENTERPRISES, LLC

DATED: NOVEMBER 13, 2006

EPC Contract

Otter Tail Ag Enterprises, LLC

List of Exhibits
A. Gateway Scope of Services and Technical Specifications
B. Commercial Terms
C. Project Schedule

i

Engineering Procurement and Construction Services Fixed Price Contract

GENERAL CONDITIONS

THIS “CONTRACT”, IS made this 13th day of November, 2006, by and between Otter Tail Ag Enterprises, LLC, a Minnesota limited liability company organized and acting under and pursuant to the laws of Minnesota and having its main place of business at 1220 North Tower Road, Suite 201, Fergus Falls, Minnesota 56537 (hereinafter called the “Owner”) and Gateway Building Systems, a corporation organized and acting under and pursuant to the laws of the State of North Dakota and having its main place of business at 3451 South University Drive, Fargo, ND 58104 (hereinafter called “Gateway”). Owner and Gateway may sometimes be referred to herein individually as a “Party” or jointly as the “Parties.”

WITNESSETH:

WHEREAS, Gateway is engaged in the performance of design, engineering, procurement and construction services, with experience in design, engineering procurement and construction of grain handling and milling systems; and

WHEREAS, Owner desires Gateway to furnish and to perform, or cause to be performed, certain design, engineering, procurement, construction and other services, and provide, or cause to be provided, certain material, equipment, tools, and labor, necessary to complete the Work (as that term is defined herein) and reasonably inferable from this Contract;

Now, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, it is agreed as follows:

1.    Defined Terms and Contract Documents

1.1 Defined Terms: The following words, when capitalized, shall have the meanings set forth below:

1.1.1 Contract: “Contract” means this Contract, the attached Exhibits A through C, any attached schedules to this Contract or the Exhibits, and all additions or modifications thereto made in accordance with Section 18.2 below.

1.1.2 Contract Sum/Contract Price: “Contract Sum” or “Contract Price” means the fixed price for which the Work will be completed as set forth in Section 8.1 below, subject to adjustment as provided in Section 8, or such greater or lesser amount as may be determined in accordance with this Contract.

1.1.3 Day: “Day” means calendar day.

1.1.4 Delta-T: “Delta-T” means Delta-T Corporation, a corporation organized and acting under and pursuant to the laws of the Commonwealth of Virginia and having its main place of business at 323 Alexander Lee Parkway, Williamsburg, VA 23185.

1.1.5  Delta-T Technology: “Delta-T Technology” shall mean all data, technical information, trade secrets, inventions (whether patented or not and whether issued before or after the Effective Date), know-how, procedures, processes, drawings, designs, methodology, models, inventions, specifications, plant or equipment test and/or operating data, or other technical information and copyrights embodied in the Plant, used in the operation of the Plant, in equipment or in drawings, or included in any documents, drawings or other materials delivered electronically or otherwise by Delta-T to Gateway, Gateway or Owner on connection with construction of the Plant.

1.1.6 Design Consultants: “Design Consultants” shall mean as defined in Section 2.6 below.

1.1.7 Effective Date: “Effective Date” means November 13, 2006, the date of this Contract.

1.1.8 Equipment: “Equipment” means the equipment to be procured by Gateway to fulfill Gateway’s scope of work set forth in this Contract.

1.1.9 Final Acceptance: “Final Acceptance” means compliance with the terms to meet Final Completion, to the reasonable satisfaction of Owner.

1.1.10 Final Completion: “Final Completion” means that (i) a certificate of occupancy has been issued as applicable for all buildings within the Work; (ii) all Work has been completed as required by and incompliance with the Contract, has been approved by Owner and its representatives, and all of the items on the Punch List signed by both Owner and Gateway have been corrected and completed to the reasonable satisfaction of Owner, (iii) all lien waivers, or affidavits, required under the Contract have been delivered, (iv) all drawings and other documents identified in this Contract as documents to be delivered by Gateway to Owner have been delivered, (v) the Work has been inspected and approved by all applicable public authorities having jurisdiction over the Work, (vi) a general release executed by Gateway waiving, upon receipt of final payment by Gateway, all claims, except those claims previously made in writing to Owner and remaining unsettled at the time of final payment.

1.1.11 Gateway: “Gateway” means Gateway Contracting Company, a corporation organized and acting under and pursuant to the laws of the state of North Dakota and having its main place of business at 3451 South University Drive, Fargo, ND 58104.

1.1.12 Gateway’s Project Manager: “Gateway’s Project Manager” means the individual designated from time to time by Gateway in writing as having the responsibilities described at Section 11.1 below.

1.1.13 Gateway’s Site Manager: “Gateway’s Site Manager” means the individual designated from time to time in writing by Gateway under Section 11.1 below.

1.1.14 Legal Requirements: “Legal Requirements” means all applicable federal, state, and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Plant or the Site, the practices involved in the Plant or the Site, or any Work.

1.1.15 Materials: “Materials” means the materials to be procured by Gateway to fulfill Gateway’s scope of work as set forth in this Contract.

1.1.16 Owner’s Representative: “Owner’s Representative” means the individual designated from time to time by Owner in writing as having the responsibilities described at Section 11.2 below.

1.1.17 Plant: “Plant” means the name-plate 55 MGPY undenatured ethanol plant to be constructed for Owner near the city of Fergus Falls, state of Minnesota, in connection with which the Work under this Contract will be completed.

1.1.18 Plant Substantial Completion: “Plant Substantial Completion” means the date on which the Plant has successfully completed performance testing and performs, with permanent equipment, at 90% of the Plant’s performance guarantees.

1.1.19 Project: “Project” means the management, design, construction, and equipping of that portion of the Plant pursuant to the Work to be completed by Gateway under this Contract. The general description of the portion of the Plant falling within the Work to be completed by Gateway under this Contract relates to the construction of the Plant’s grain handling and milling facilities including, without limitation, scales, receiving/load out buildings, grain receiving and storage system, ground corn and milling system, and dry DDG handling system, as further described in Exhibit A.

1.1.20 Project Specifications: “Project Specifications” means the specifications for the Project and the Work as set forth in the attached Exhibit A.

1.1.21 Punch List: “Punch List” means a list of all portions of the Work, if any, which are incomplete or do not conform to the Contract.

1.1.22 Schedule: “Schedule” means the schedule set forth in Exhibit C, as amended from time to time by mutual agreement of the Parties in accordance with this Contract.

1.1.23 Services: “Services” means the services to be provided by Gateway to fulfill Gateway’s scope of work as set forth in this Contract, including without limitation the services described in Section 2 below.

1.1.24 Site: “Site” means the land upon which the Plant is to be constructed and located.

1.1.25 Subcontractor: “Subcontractor” means any person or entity contracted, hired, retained or otherwise engaged by Gateway as a contractor to perform a portion of the Work and shall include materialmen and suppliers.

1.1.26 Sub-Subcontractor: “Sub-subcontractor” means any person or entity contracted, hired, retained or otherwise engaged by a Subcontractor as a contractor to perform any portion of a Subcontractor’s Work which shall include materialmen and suppliers.

1.1.27 Substantial Completion of the Project: “Substantial Completion of the Project” means the date certified by the Owner or Owner’s representative when construction of the Project, or a designation portion thereof, is sufficiently complete, in accordance with the Contract (except for minor adjustments, cleaning, and repairs), so that the Owner can occupy or utilize the Project, or a designated portion thereof, for the use for which it is intended.

1.1.28 Substantial Completion of the Work: “Substantial Completion of the Work” means the date certified by the Owner or Owner’s representative when there has been a substantial completion of the entire Work, or a designation portion thereof, and is suitable to receive subsequent work of other separate contractors, as applicable, and is acceptable under the Contract, except for minor adjustments, cleaning, and repairs.

1.1.29 Work: “Work” means all of Gateway’s design, engineering, procurement, installation, construction, and other services required by this Contract or necessary to perform the scope of Gateway’s work and deliverables, and the furnishing of all materials, equipment, tools, and labor required by the Contract or necessary to perform the scope of Gateway’s work and deliverables set forth in this Contract, and that which is reasonably inferable from the Contract or the scope of Gateway’s work.

1.2                  Contract Documents: This Contract shall govern the relationship of the parties concerning the Project and performance of the Work, and represents the entire and integrated agreement between the Parties and supersedes prior negotiations, representations or agreements, either written or oral.

2.    Gateway’s Scope of Work

2.1 Description of Work: Gateway shall perform, or cause to be performed, the Work and shall furnish and perform all construction services, design, engineering, procurement and other services, and provide all material, equipment, tools, and labor, necessary to complete the Work and the Project, as described in and reasonably inferable from this Contract and in compliance with the Delta T specifications as set forth in Exhibit A, except as modified by the parties in writing.

2.2 Permits: Gateway shall, at its expense, secure all permits necessary (if any) for the Work to be performed, except for the environmental permits and the Fergus Falls Town Building and Special Use permits which have been procured by Owner. All other permits required by applicable law or regulation, including without limitation, permits related to environmental protection, to operation of the Plant, or activities of Owner or any of its contractors, if any, other than Gateway, shall be secured by Owner or Owner’s other contractors.

2.3 Drawings: Gateway shall deliver to Owner all construction plans, specifications and drawings required to perform the Work, including ready for construction design drawings for the structures, buildings, and other improvements included within the Work.

2.4 License of Certain Documents and Drawings: Except as provided in the License Agreement dated October 24, 2006 between Delta-T and Owner (the “License” or “License Agreement”), Delta-T shall retain ownership of the copyright in, and any and all inventions and trade secrets embodied in, the documents and drawings delivered to Owner under this Contract and in all of the Delta-T Technology.

2.5 Substitutions: Where a product is mentioned by the name of a manufacturer or vendor in the Project Specifications, Gateway will identify to Owner the names of any products to be used in lieu of the ones named in the documents prior to awarding a purchase order. Owner shall have the right to reject any substituted product, unless such product is critical to the successful completion of the Work, the specified item is no longer manufactured, is unavailable as a result of an act of government such as declaration of national emergency, or delivery of the specified item is substantially delayed as a result of labor disputes affecting the manufacturer, or any other cause beyond control of Gateway, its Subcontractors, or other persons within its control which Owner will reasonably determine justifies the delay. Request for substitution will not be approved where the delay in delivery results from failure to promptly place Subcontracts or materials and equipment orders. Requests for substitution shall be submitted in writing to the Owner and shall clearly describe the proposed substitution, state the reason for the unavailability of the specified item, and to be accompanied by such additional data and information as may be reasonably necessary to establish the acceptability of the proposed substitution.

2.6 Design Professional Services. Gateway shall, consistent with applicable state licensing laws, provide through qualified, licensed engineers, and other design professionals employed by Gateway or procured from qualified, independent licensed design professionals who are not employees of Gateway but are retained by Gateway (the “Design Consultants”), the professional services required to be delivered by Gateway under the Project Specifications or necessary to permit Gateway to complete the Work consistent with the Contract and the Project Specifications. Gateway shall provide in its contracts with any Subcontractors, Design Consultants, or other retained consultants that Owner is an intended third party beneficiary of the services and contracts with the right to enforce them.

2.7 Standard of Care for Services The standard of care for all services, including design professional services, performed by Gateway, its Subcontractors, its Design Consultants, or others retained to execute the Work shall be the care and skill ordinarily used by members of the profession or applicable industry practicing under similar conditions at the same time and locality of the Plant. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work as set forth in the Project Specifications, the Services shall be performed to achieve such standards. Gateway shall supervise and direct the Work, using Gateway’s best skill and attention. Gateway shall be solely responsible for and have control over construction means, methods, techniques, sequences, and procedures, and for coordinating all the portions of the Work pursuant to the terms and conditions of this Contract, unless this Contract gives other specific instructions concerning such matters. Contractor shall be responsible to Owner for acts and/or omissions of the Contractor’s employees, Subcontractors, Sub-subcontractors, and their agents and employees, and other persons performing portions of the Work under a contract or other arrangements with Gateway.

2.8 Design Development Submissions. Gateway shall submit to Owner construction plans and specifications for construction and completion of the Work. Neither Owner’s review nor approval of any design submissions or construction documents shall be deemed to transfer any design liability from Gateway to Owner.

2.9 Legal Requirements. Gateway shall perform, or cause to be performed, the Work with reasonable care, in accordance with all Legal Requirements and prudent industry practices and shall provide all notices applicable to the Work as required by all applicable federal, state, and local laws, codes, ordinances, rules, regulations, orders, and decrees of any government or quasi-government entity having jurisdiction over the Plant or the Site, the practices involving the Plant or the Site, or any Work.

2.10 Government Approvals and Permits. Gateway shall provide reasonable assistance to Owner in obtaining those permits, approvals, and licenses that are Owner’s responsibility.

2.11 Gateway’s Construction Phase Services.

2.11.1 Unless otherwise clearly provided in this Contract or Exhibit A to be the responsibility of Owner or a separate contractor, Gateway shall provide through itself, its Design Consultants, or Subcontractors the services, supervision, labor, inspections, material, equipment, machinery, and other facilities necessary to permit Gateway to complete the Work consistent with the Contract.

2.11.2 Gateway shall perform, or cause to be performed, all Work activities efficiently, with reasonable care, in a workman like manner, and with the requisite expertise, skill and competence to satisfy the requirements of the Contract. Gateway shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of the Work. Gateway shall complete the Work within the times prescribed in the Schedule, or if no time is prescribed, within the time reasonably required to allow Gateway to perform its obligations under this Contract.

2.11.3 Gateway shall employ only Subcontractors who are duly licensed and qualified to perform the Work consistent with the Contract.

2.11.4 Gateway assumes responsibility to Owner for the proper performance of the Work of Subcontractors, Subsubcontractors, and Design Consultants and any acts and omissions in connection with such performance.

2.11.5 Gateway shall coordinate the activities of all Subcontractors. If Owner performs other work on the Plant or at the Site with separate contractors under Owner’s control, Gateway agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Plant can be completed in an orderly and coordinated manner without unreasonable disruption.

2.12 Gateway’s Reporting Services: Gateway will provide construction administration and management services required to perform the Work. Gateway shall meet with Owner’s consultants and other contractors jointly schedule and regularly attend meetings with Owner. Gateway shall consult with the Owner regarding site use and improvements in the selection of materials,  buildings systems,  and equipment. Gateway shall  provide recommendations on construction feasibility, actions designed to minimize adverse effects of labor or material shortages, time requirements for procurement, installation,  and construction completion, and factors related to construction costs, including estimates of alternative designs and materials, preliminary budgets, and possible economies for the Work.  Gateway shall schedule and conduct meetings at which the Owner, Owner’s other consultants and service providers, and appropriate Subcontractors and Sub-subcontractors can discuss the status of the Work. Gateway shall prepare and promptly distribute minutes of such meetings. Gateway shall provide monthly written reports to Owner on the progress of the entire Work.

3.    Information, Goods and Services to Be Provided by Owner

3.1 Specific Goods and Services: Owner or other contractors shall provide the following prior to commencement of any Work by Gateway: (a) a Plant site suitable for construction of the Work, (b) suitable access to the Plant site, (c) access to site utilities necessary for Gateway’s performance of the Work; (d) all permits and licenses necessary for construction and operation of the Plant other than those to be provided by Gateway, (e) survey, (f) electrical work necessary to complete the Work, and (g) evidence reasonably satisfactory to Gateway that it has secured financing sufficient to permit Owner to pay all its financial obligations in connection with building of the Plant, including payment of all amounts due to Gateway. Gateway will cooperate with Owner to provide arrangements satisfactory to Owner’s lenders to secure first priority mortgage liens over any claims or liens that Gateway or Subcontractors may claim in the Site or the Plant.

3.2 Other Goods and Services: Owner shall also furnish to Gateway, at Owner’s expense, all documents, drawings, specifications, information and services showing all existing structures, foundations and undergrounds in or adjacent to the Plant site that may be relevant to performance of the Work, if any; coordinates, bench marks and base lines for the land area and locations where all associated items of equipment, if any, are to be installed; the existence and location of subsurface obstructions and conditions; soil data and specific criteria for foundation design relevant to the Work; adequate arrangement drawings, utility requirements and process connections of all those existing items of machinery and equipment of existing facilities, if any, with which the Work must interconnect or accommodate, sufficient for Gateway’s performance of the Work; and the specific emission, effluent and environmental criteria and requirements for the Work; and all other documents, drawings, specifications, information and services, if any, identified as within the Owner’s Scope of Services described in the Project Specifications. Gateway shall be entitled to rely upon such data and design criteria in the performance of the Work. Owner shall provide all such items within the times prescribed in the Schedule, or if no time is prescribed, within the time reasonably required to allow Gateway to perform its obligations under this contract.

Furthermore, Gateway shall have the right to receive from Owner reasonable written assurance, and evidence reasonably acceptable to Gateway, that Owner is not aware of any physical, financial or legal matters that would prevent Owner from fulfilling its obligations hereunder or impede performance of the Parties obligations under this Contract in accordance with the Schedule. If Gateway becomes aware of any error in a document, drawing, specification or other information supplied by Owner it will promptly notify Owner of the same. Gateway shall, however, have no liability of any kind with respect to any error of which it is not actually aware. In addition, Owner shall be fully responsible for providing all goods and services, if any, that become necessary as a result of the discovery of hazardous materials or materials with archeological significance, provided that Gateway shall be responsible for any hazardous materials or hazardous substances released on the Site by Gateway or its Subcontractors.

4.    Interface and Site Conditions

4.1 Site Conditions: Gateway has visited the Site and has had the opportunity to become familiar with the condition of the Site as it applies to performance of the Work. If conditions are encountered at the Site which (1) are unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Contract, or (2) differ from conditions shown in any drawing, document or other information, if any, that Owner is required to deliver to Gateway under Section 3 above, then notice by the observing Party shall be given to the other Party promptly before such conditions are further disturbed and in no event later than 14 days after first observance of the conditions. If any such condition causes any increase or decrease in Gateway’s cost of, or time required for, performance of any part of the Work, or any increase or decrease in any other obligation of Gateway, Owner shall within 14 days of issuance or receipt of notice, as the case may be, under this Section 4.1, issue a change order in accordance with Section 6 below, covering only such costs incurred and time lost for properly documented cost and time.

4.2 Cooperation with Others: Gateway will cooperate with Owner’s other contractors, if any, to facilitate coordination of the Work with the work of others. Gateway shall not have control over or responsibility for the construction, methods, techniques, sequences or procedures or for safety precautions and programs used by Owner or Owner’s contractors or subcontractors in connection with the Owner’s work or work of others and shall have no liability thereon.

5.    Schedule

5.1 Schedule: The Schedule and the dates for performance set forth therein (the “Contract Times”) shall form the basis of the time frame for the Work to be completed. Owner shall give to Gateway a notice to proceed with the work not later than November 17, 2006. The Work shall commence within five (5) days of Gateway’s receipt of a Notice to Proceed from Owner. Gateway agrees that it will commence performance of the Work and achieve the Contract Times in accordance with the Schedule and this Article 5. During construction, Gateway shall revise the progress schedule as necessary to conform to the current status of the Work, distributing copies to the Owner.

5.1.1 Substantial Completion and Final Completion: So long as Gateway receives a Notice to Proceed not later than November 20, 2006, Substantial Completion of the Project shall be achieved expeditiously as reasonably practicable, but in no event, later than November 1, 2007. Substantial Completion of the portions of the Work shall be achieved according to the completion dates for portions of the Work as set forth in the Schedule and in order to receive subsequent work of other separate contractors. Final Completion of the Project shall be achieved as expeditiously as reasonably practicable, but in no event, will Final Completion of the Work be completed later than December 1, 2007.

5.1.2 Time is of the Essence: Owner and Gateway mutually agree that time is of the essence with regard to completion of the Work, both substantial and final completion.

5.1.3 Delays to Work: If Gateway is delayed in the performance of the Work due to force majeure and due to no fault or failure to perform or not perform of its own, its Design Consultants, Subcontractors, or others of those for whom Gateway is responsible, the Contract Time(s) for performance shall be reasonably extended by Change Order. By way of example, events that will entitle Gateway to an extension of the Contract Time(s) include acts or omissions of Owner or anyone under Owner’s control (including separate contractors), changes in the Work, Differing Site Conditions,

Hazardous Conditions, wars, floods, labor disputes not directed at Gateway or its Subcontractors or Sub-subcontractors, epidemics abroad, earthquakes, adverse weather conditions not reasonably anticipated, and other acts of God.

5.2 Compensation to Gateway for Delay: In the event any delay in the Work of Gateway caused by Owner, its employees, its contractor’s or vendors for reasons other than force majeure or events beyond the control of Owner or such others, exceeds, individually or in the aggregate, thirty (30) days, Gateway shall be entitled to an appropriate adjustment of the Contract Sum for its direct incurred costs for delays as substantiated by written documentation.

5.3 Plant Substantial Completion Delay Liquidated Damages. Gateway understands that if Plant Substantial Completion Completion is not attained by the earlier of April 1, 2008 or the date that is thirty (30) days from the date Mechanical Completion (as defined in Owner’s Agreement with Gateway) is attained (the first date to occur being the “Scheduled Substantial Completion Date”), Owner will suffer damages which are difficult to specify accurately and ascertain. Gateway agrees that if Plant Substantial Completion is not attained by the Scheduled Plant Substantial Completion Date, due to the acts or omissions of Gateway, Subcontractors, Sub-subcontractors, Design Consultants, and other persons for whom Gateway is responsible, Gateway shall pay to Owner a sum equal to $5,000.00 per day for each day that Plant Substantial Completion is attained after the Schedule Substantial Completion Date.

5.4 Substantial Completion Delay Liquidated Damages. Gateway understands that if Substantial Completion of the Work is not attained by November 1, 2007, or if any portion of the Work which must be completed in order for Owner’s other contractors to perform their work is not achieved by the completion dates set forth in the Schedule, Owner will suffer damages which are difficult to specify accurately and ascertain. Gateway agrees that if Substantial Completion of the Work is not attained by November 1, 2007, or if Gateway fails to meet any deadlines for completion of a portion of the Work necessary for Owner’s other contractors to complete their work by the time frame set forth in the Schedule, Gateway shall pay to Owner a sum equal to $5,000.00 per day for each day that Substantial Completion of the Work is not attained after November 1, 2007, or per day for each day that a portion of the Work is not completed within the Schedule.

6.    Change Orders

6.1.1  A Change Order is a written instrument issued after execution of the Agreement signed by Owner and Gateway, stating their agreement upon all of the following: (1) The scope of the change in the Work; (2) the amount of the adjustment to the Contract Price (If the Change Order is silent as to the amount of the adjustment to the Contract Price, then the Contract Price shall be deemed to be unchanged by the Change Order.); and (3) the extent of the adjustment to the Contract Time(s). If the Change Order is silent as to the adjustments to the Contract Time(s), then the Contract Time(s) shall be deemed to be unchanged by the Change Order.

6.1.2  All changes in the Work authorized by applicable Change Order shall be performed under the applicable conditions of the Contract. Owner and Gateway shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.

6.1.3  If Owner requests a proposal for a change in the Work from Gateway and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Gateway for reasonable costs incurred for estimating services, design services and services involved in the preparation of proposed revisions to the Contract, but not to exceed $1,000.00 per request, or $5,000.00 in the aggregate, unless authorized by Owner in writing to exceed this limit.

6.1.4  Owner shall not be required to agree to any Change Order which results in an extension of the Schedule.

6.2  Work Change Directives

6.2.1  Owner has the right to order changes in the Work at any time within the general scope of the Contract. A Work Change Directive is a written order prepared and signed by Owner, directing a change in the Work prior to agreement on an adjustment in the Contract Price and/or the Contract Time(s).

6.2.2  Owner and Gateway shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for the Work Change Directive. Upon reaching an agreement, the parties shall prepare and execute an appropriate Change Order reflecting the terms of the agreement.

6.2.3  If the amount of the cost of the change order in dispute exceeds 5% of the Contract Sum, then Gateway shall have no obligation to proceed with any change until such agreement is reached. Furthermore, Gateway shall in no case be required to agree to any change requiring the handling of PCBs, asbestos or any other hazardous material.

6.3  Minor Changes in the Work

6.3.1  Minor changes in the Work do not involve an adjustment in the Contract Price and/or Contract Time(s) and do not materially and adversely affect the Work, including the design, quality, performance and workmanship required by the Contract. Gateway may make minor changes in the Work consistent with the intent and requirements of the Contract, but only if approved by Owner in writing, Gateway shall promptly inform Owner, in writing, of any such changes and record such changes on the documents maintained by Gateway.

6.4  Contract Price Adjustments

6.4.1  The increase or decrease in Contract Price resulting from a change in the Work shall be determined by one or more of the following methods: (1) unit prices set forth in the Agreement or as subsequently agreed to between the parties; (2) a mutually accepted, lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner; (3) costs, fees and any other markups set forth in the Agreement; and (4) if an increase or decrease cannot be agreed to as set forth in items 1 through 3 above and Owner issues a Work Change Directive, the cost of the change of the Work shall be determined by the reasonable expense and savings in the performance of the Work resulting from the change, including a reasonable overhead and profit, as may be set forth in the Agreement. Gateway shall maintain a documented, itemized accounting evidencing the expenses and savings associated with such changes.

6.4.2  If unit prices are set forth in the Contract or are subsequently agreed to by the parties, but application of such unit prices will cause substantial inequity to Owner or Gateway because of differences in the character or quantity of such unit items as originally contemplated, such unit prices shall be equitably adjusted.

6.4.3  If Owner and Gateway disagree upon whether Gateway is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Gateway shall resolve the disagreement pursuant to Article 17 hereof. As part of the negotiation process, Gateway shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations.

6.5 Emergencies

6.5.1  In any emergency affecting the safety of persons and/or property, Gateway shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or Contract Time(s) to which Gateway is entitled under other provisions of the Contract on account of emergency work shall be determined as provided in this Article 6.

7.     Substantial Completion and Final Acceptance

7.1 Completion According to Schedule:

Gateway shall complete the Work within the time frames set forth on the Schedule.

7.2 Substantial Completion:

7.2.1  Gateway shall notify Owner when it believes the Work, or a portion thereof, has achieved Substantial Completion and, with or before such notice, Gateway shall prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work, (ii) the remaining items of Work that have to be completed before Final Completion (omissions of an item from the list shall not be a waiver of the right to have such items of Work done or an admission that it was done), (iii) provisions (to the extent not already provided in the Contract) establishing Owner’s and Gateway’s responsibility for the Work’s security, maintenance, utilities and insurance pending final payment. Within five (5) days of Owner’s receipt of Gateway’s notice, Owner and Gateway will jointly inspect the Work to verify the Work has achieved Substantial Completion with permanent equipment installed in operating condition and order required under the Contract, and verify the additional Work necessary to complete before Final Completion and to develop a mutually-agreeable Punch List. Owner shall give notice of objection to the claim of Substantial Completion within seven (7) days of the joint inspection date. Gateway shall, within seven calendar days after the inspection deliver to Owner its proposed Punch List signed by Owner’s Representative. Such Punch List shall clearly designate which items, if any, need to be completed in order to reach Final Completion. Owner shall within six (6) calendar days of receipt of the Punch List mark the list to show Owner’s disagreement, if any, with any of the items listed by Gateway or add any additional items necessary to complete the Work, and return a copy of the list so marked and signed by Owner to Gateway. In the event that Parties do not agree on the items that should be included on the Punch List within eight (8) calendar days thereafter, then either Party may submit the matter to disputes resolution under Section 17 below.

7.2.2 Upon achieving Substantial Completion, Owner shall release to Gateway a portion of the Retainage as described below in this Agreement.

7.2.3 At Final Completion, care, custody and control of the Work, shall pass to Owner. Subsequent to Substantial Completion, Owner will permit Gateway access to the Plant, subject only to restrictions as necessary for security and safety, so that Gateway may conduct Corrective Action. After Final Completion, Owner shall be solely responsible for providing property insurance coverage of the Work.

7.3 Failure to Reach Final Completion for Reasons Beyond Gateway’s Control: If for any reason Owner fails to permit Gateway access to the Plant after the date of Mechanical Completion in order to permit Gateway to do all things necessary to achieve Final Completion, and such failure to permit access continues for an aggregate of thirty (30) days, then Final Completion shall be deemed to occur on the thirtieth day (in the aggregate) that such access is denied.

8.    Payment

8.1 Contract Sum; Adjustments to Contract Sum: Owner will pay Gateway for the full and satisfactory completion of the Work, the Contract Sum of $5,137,000.00, or such other sum as may be determined in accordance with Section 6 or Section 5. The Contract Sum is a guaranteed maximum price, and Owner shall have no obligation to pay Gateway any sums in excess of the Contract Sum if the Work cannot be completed within the Contract Sum. The Contract Sum does not include any sales tax. If Gateway is, now or in the future, required to collect from Owner or pay any sales tax with respect to all or any part of the

Work, then that amount shall be paid by Owner at Gateway’s request, in addition to the Contract sum.

8.2 Payment Terms; Retainage: Owner shall pay the Contract Sum through any required lump sum initial Contract payments set forth in Exhibit B and through monthly progress payments in accordance with this Section 8 and Exhibit B. Gateway shall submit Applications for Payment requesting payment for all Work performed as of the date of the Application for Payment. The period covered by an Application for Payment shall be the period represented by the last day of the month immediately proceeding the month in which the Application is submitted through the second to the last day of the month in which the Application for Payment is submitted. The Application for Payment shall be accompanied by all supporting documentation, including current lien waivers from Gateway and any Subcontractors or Subsubcontractors, required by the Contract in the form of pay request, and shall include such other documentation as may be reasonably required by Owner’s lender(s).

Each Application for Payment shall be based on the Schedule of Values attached at Exhibit B, which shall allocate the entire Contract Sum among the various portions of the Work. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner, its representatives or lenders may require. The Schedule of Values shall be used as a basis for reviewing the Applications for Payment. Each Application for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application.

Five percent (5%) will be retained by Owner from all payments as “Retainage.” The Retainage will be held on all payments made by the Owner to Gateway until Substantial Completion or Final Acceptance, as provided in this Contract. The Retainage is held in part by Owner as security for Gateway’s performance of the Work. Upon achieving Substantial Completion, and upon receipt of approval from Owner’s lenders, Owner shall retain from the Retainage an amount equal to 200% of the reasonable value of all remaining or incomplete items of Work as noted in the Punch List, the Certificate of Substantial Completion, or as required to cover uncompleted portions of the Work, and release to Gateway the remaining Retainage. The entire Retainage is owed to Gateway as the Final Payment once the Work has achieved Final Acceptance, less any liquidated damages.

Subject to other provisions of this Contract, the amount of each progress payment shall be computed as follows:

1.        Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the Schedule of Values, less retainage of Five percent (5.00% );

2.        Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of Five percent (5.00%);

3.        Subtract the aggregate of previous payments made by the Owner; and

4.        Subtract amounts, if any, for which the Owner has withheld or nullified a Certificate for Payment.

The Application for Payment may request payment for equipment and materials not yet incorporated into the Plant, provided that (i) Owner is satisfied that the equipment and materials are suitably stored at the Site (or another acceptable location if approved in writing in advance by Owner), (ii) the equipment and materials are fully protected by suitable insurance and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances. Applications for payment may also include the value of incremental progress payments owed by Gateway to vendors of major items of equipment, provided substantiation and documentation for such payments are provided in the Application for Payment.

The Application for Payment shall constitute Gateway’s representation that the Work has been performed consistent with the Contract, has been incorporated into the Plant, has progressed to the point indicated in the Application for Payment, and that title to all Work will pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon the incorporation of the Work into the Plant, or upon Gateway’s receipt of payment, whichever occurs earlier.

If required by Owner, the Application for Payment shall be verified as accurate and notarized and supported by such data substantiating Gateway’s right to payment as

Owner or Owner’s lender may reasonably require. Gateway will cooperate with Owner, its representatives and its lenders’ representatives in verifying all Applications for Payment. For each Application for Payment, Gateway shall provide lien waivers for itself for the current Application for Payment and for Subcontractors, Sub-subcontractors, and Design Consultants before Gateway has earned or has the right to receive any payment. All lien waivers shall be provided on a mutually agreed upon form. With the Final Application for Payment, Gateway shall furnish final lien waivers to Owner for all Work furnished by Gateway, Subcontractors, Sub-subcontractors, Design Consultants, and other persons furnishing labor or materials for the Work, as a precondition to Final Payment. This Section shall not limit other obligations of Gateway contained elsewhere to provide lien waivers.

Application for Payment shall not include requests for payment for portions of the Work for which Gateway does not intend to pay a Design Consultant or Subcontractor, unless such Work has been performed by others whom Gateway intends to pay from proceeds received by Gateway.

Owner shall, through Owner’s Representative, sign the Certificate for Payment set forth on the Application for Payment for the full payment applied for, unless it believes that all or any part of such amount is not then due or unless Owners lenders have not approved such payment. If Owner or its lenders believes all or part of the amount requested in the Application for Payment is not then due, Owner shall amend the Certificate for Payment contained therein by indicating the amount, if any, that it believes to be due, and shall sign the certificate as amended and deliver the certificate, together with written notice of Owner’s reasons for certifying less than the whole amount of applied for.

Provided Gateway has properly submitted the Application for Payment to Owner’s Representative with required documentation received not later than the last day of a month, and subject to Owner’s rights to withhold, Owner shall make payments to Gateway not later than the tenth (10th) day of the month next following for all amounts for which Owner, with the approval of Owner’s lenders, has approved for payment. Owner’s payment shall constitute a Certificate for Payment if the Certificate for Payment form is not executed by Owner. If Owner or Owner’s lenders do not certify payment in the amount of the Application, and Gateway and Owner cannot agree on a revised amount within five (5) days of the date of the Certificate for Payment for less than the full amount, then either Party may request a demand for arbitration in accordance with Section 16. In any case, when the reasons stated

by Owner or Owner’s lenders for withholding payment of any amount for which an application has been made are removed, in whole or in part, Owner shall immediately issue a Certificate for Payment for the amount withheld and make payment of the amount so certified on or before the date that the next payment is due, but in no case more than thirty (30) days after the date that such Certificate for Payment was due. Gateway shall pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Gateway has received from Owner on account of such parties’ work. Gateway will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted.

8.3 Late Payment: Owner shall pay interest at the rate of Wall Street Prime on all sums past due, not to include those amounts contested in good faith by Owner, which interest shall commence thirty (30) days after payment is due.

8.4 Mechanic’s Lien Waivers and Indemnity: Gateway shall pay promptly for all valid amounts due for all materials, labor and equipment used in or in connection with the performance of this Contract, including those of its subcontractor’s and vendors, when bills or claims become due, and shall indemnify and hold harmless Owner from and against all claims of its subcontractors and vendors for amounts due arising from Gateway’s failure to make any such payments, provided that Owner gives Gateway prompt notice of such claim and cooperates with Gateway in defense of such claim.

8.5 Mechanic’s Liens: Gateway shall keep the Site free and clear of laborer’s, materialmen’s and mechanic’s liens arising out of the performance of the Work for which Owner has made payment. Owner shall promptly notify Gateway in writing of any lien so arising of which it has notice or knowledge. Gateway shall obtain and timely provide to Owner a partial release of lien with respect to any partial or progress payment made to relevant Subcontractors and shall also obtain and timely provide a complete release of lien and general release with respect to any subcontract for which full and final payment is made. In each case, the release of lien may be for an amount less amounts that will be paid from the payment for which such release of lien is requested. Gateway shall promptly pay each Subcontractor upon receipt of payment from Owner of the amount invoiced that is due to such Subcontractor.

8.6 Final Payment: Gateway shall invoice Owner for the final amount due to it under this Contract upon reaching Final Acceptance.  Payment of all of the Contract Sum remaining unpaid, and any and all other amounts owing to Gateway under the Contract, shall, unless provided otherwise in Exhibit B, be made within 30 days after Final Acceptance, subject to adjustment for any liquidated damages.

9. Stop Work and Termination for Cause.

9.1 Owner s Right to Stop Work

9.1.1 Owner may, without cause and for its convenience, order Gateway in writing to stop and suspend the Work. Such suspension shall not exceed ninety (90) consecutive days or aggregate more than one hundred fifty (150) days during the duration of the Project.

9.1.2 Gateway is entitled to seek an adjustment of the Contract Price and/or Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension of stoppage of work by Owner not resulting from the fault of Gateway or its Design Consultants, Subcontractors, or others of those for whom Gateway is responsible.

9.2 Owner s Right to Perform and Terminate for Cause

9.2.1 If Gateway (i) persistently fails to provide a sufficient number of skilled workers, (ii) fails to supply the materials required by the Contract, (iii) fails to comply with applicable Legal Requirements, (iv) fails to timely pay, without cause, Design Consultants or Subcontractors, (v) fails to prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted, or (vi) fails to perform other obligations under the Contract, then Owner, in addition to any other rights and remedies provided in the Contract or by law, shall have the rights set forth in Sections 9.2.2 and 9.2.3 below.

9.2.2 Upon the occurrence of an event set forth in Section 9.2.1 above, Owner may provide written notice to Gateway that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Gateway’s receipt of such notice. If Gateway fails to cure, or reasonably commence to cure, such problem then Owner may give a second written notice to Gateway declaring the Agreement terminated for default.

9.2.3 Upon declaring the Agreement terminated pursuant to Section 9.2.2 above,

Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased or provided for the performance of the Work, all of which Gateway hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Gateway shall not be entitled to receive any further payments under the Contract until the Work shall be finally completed in accordance with the Contract. At such time, if the unpaid balance of the Contract Price for Work performed prior to its default exceeds the cost and expense incurred by Owner in completing the Work, such excess shall be paid by Owner to Gateway. Gateway will only be entitled to be paid for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Gateway shall be obligated to pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expense, including attorneys fees and expenses, incurred by Owner in connection with the reprocurement and defense of claims arising from Gateway’s default, subject to the waiver of consequential damages set forth in this Contract.

9.3 Owner’s Right to Terminate for Convenience. Upon written notice to Gateway, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Gateway for the following:

1.   all Work executed;

2.   the reasonable and documented costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

3.   overhead and profit in the amount of ten percent (10%) on the sum of items 1 above. In no event shall Owner be liable to Gateway for profit or overhead on Work not executed.

9.3.1 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Section 9.3 of the Contract.

9.4 Gateway’s Right to Stop Work

9.4.1 Gateway may, in addition to any other rights afforded under the Contract or at law, stop work for the following reasons: (1) Owner’s failure to provide financial assurances as required under this Contract; or (2) Owner’s failure to pay amounts properly due, under Gateway’s Application for Payment.

9.4.2 Should any of the events set forth in Section 9.4.1 above occur, Gateway has the right to provide Owner with written notice that Gateway will stop work unless said event is cured within seven (7) days from Owner’s receipt of Gateway’s notice. If Owner does not cure the problem within such seven (7) day period, Gateway may stop work. In such case, Gateway shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

9.5 Assignments Upon Termination

9.5.1 Upon any termination by either party, to the extent Owner elects to take legal assignment of contracts and purchase orders (including rental agreements) (and Gateway hereby grants to Owner the right to do so), Gateway shall execute and deliver all such documents and take all such actions as Owner may require for the purpose of fully vesting Owner with the rights and benefits of Gateway under such contracts and purchase orders. Gateway, and not Owner, shall remain liable for all obligations under those contracts and purchase orders preceding the later of the date of termination or the effective date of the assignment. The effective date of the assignment shall be the date designated by Owner as the effective date of the assignment.

9.6 Gateway’s Right to Terminate for Cause

9.6.1 Gateway, in addition to any other rights and remedies provided in the Contract or by law, may terminate the Agreement for cause for the following reasons: (1) the Work has been stopped for ninety (90) consecutive days, or more, because of court order, any government authority having jurisdiction over the Work, or orders by Owner under Section 9.1.1 hereof, provided that such stoppages are not due to the acts or omissions of Gateway or anyone for whose acts Gateway may be responsible; (2) Owner’s failure to provide Gateway with any information, permits or approvals that are Owner’s responsibility under the Contract which result in the Work being stopped for ninety (90) consecutive days, or more, even though Owner has not ordered Gateway in writing to stop and suspend the Work pursuant to Section 9.1.1 hereof; (3) Owner’s failure to cure the problems set forth in Section 9.4.1 above after Gateway has stopped the Work.

9.6.2 Upon the occurrence of an event set forth in Section 9.6.1 above, Gateway may provide written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Owner’s receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Gateway may give a second written notice to Owner of its intent to terminate within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Gateway may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Gateway shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 9.3.

9.7 Bankruptcy of Owner or Gateway

9.7.1 If either Owner or Gateway institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the Bankrupt Party), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract. Accordingly, should such event occur: (1) the Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract, which assurances shall be provided within ten (10) days after receiving notice of the request; and (2) the Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60)days of the institution of the bankruptcy filing and shall diligently prosecute such action. If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 9.

9.7.2 The rights and remedies under Section 9.7.1 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Gateway to stop Work under any applicable provision of this Contract.

10. Safety and Security

10.1 Premises: Gateway will keep the premises clean and free from rubbish caused by performance of the Work and will insure that its Subcontractors do likewise. At completion of the Work, Gateway shall leave the premises clean of all debris resulting from performance of the Work. Gateway shall provide dumpsters for disposal of material and Gateway shall be responsible to insure that the proper material is placed in the appropriate dumpster. Gateway shall provide the Plant in a clean condition upon the completion of the Work.

10.2 Security: During construction and installation of the Work, Gateway will use reasonable means to protect the Work and all Equipment and Materials to be used in connection with the Work and located on the Work site safe from injury or defacement, within the defined battery limits, and all equipment owned or leased by Gateway or any of its subcontractors, and all other equipment and goods of any kind located at the Plant site for the purpose of performing the Work.

10.3 Gateway’s Responsibility for Plant Safety.

10.3.1 Gateway recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) all individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) all other property at the Site or adjacent thereto. Gateway assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Gateway shall, prior to commencing construction, designate a Safety Representative with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Owner, Gateway’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Plant in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Gateway’s personnel, Subcontractors and others as applicable.

10.3.2 Gateway and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract, provided that such Owner-specific requirements do not violate any applicable Legal Requirement. Gateway will immediately report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Plant or the Work.

10.3.3 Gateway’s responsibility for safety under this Section 10.3 is not intended in any way to relieve Subcontractors and Sub-Subcontractors, or Owner and its contractors, of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

10.3.4 Subsequent to Start-up of the Plant, Gateway shall comply with Owner’s Safety Policy, Gateway’s safety policy or applicable Legal Requirements, whichever shall be the more stringent.

10.4 Compliance with OSHA and Similar Laws and Regulations: Owner shall at all times be solely responsible for compliance with the Occupational Safety and Health Act (“OSHA”), and any similar state laws or regulations, with respect to its own employees. Gateway shall be solely responsible for compliance with OSHA, and any similar state laws or regulations, with respect to its own employees and will require the same of its Subcontractors. In particular, but without limitation, Gateway shall be responsible for claims made by any of its or its Subcontractor employees, whether against Owner or Gateway by reason of any personal injury or death which results from a violation of any such law or regulation.

11. Project Execution

11.1 Gateway’s Representative: Gateway’s Project Manager and Gateway’s Site Manager shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Gateway’s Project Manager and Gateway’s Site

Manager shall communicate regularly with Owner.  Gateway’s Project Manager shall represent Gateway, and written communications given to Gateway’s Project Manager shall be as binding as if given to Gateway itself.  All communications to Gateway’s Project Manager or Site Manager by Owner shall be confirmed in writing upon request by Gateway. The name, title, address, telephone numbers, and e-mail address of Gateway’s Project Manager and Gateway’s Site Manager is as set forth below:

Brian Shuck/Tim Peterson
Gateway Building Systems, Inc.
33424 US Hwy 59
Elbow Lake, MN 56531
Telephone: 218 685-4420
Fax:218 685-9975
E-mail: bshuck@gatewaybuilding.com

              tpeterson@gatewaybuilding.com

11.2 Owner Representative: Owner will have at all times during the progress of the Work, a competent representative (“Owner’s Representative”) assigned to the Work. Owner’s Representative shall represent Owner, and written communications given to Owner’s Representative shall be as binding as if given to Owner itself. Owner shall have its Owner’s Representative on site, or available within 24 hours, at all times during the progress of the Work. Set forth below is the name, title, address, telephone numbers and e-mail address of Owner’s Representative:

Owners Representative

Kelly Longtin, CEO

Otter Tail Ag Enterprises, LLC

1220 North Tower Road, Suite 201

Fergus Falls, MN 56537

(218) 998-4301 office

(218) 998-4302 fax

Kelly.longtin@yahoo.com

(320) 760-0505 (mobile)

11.3 Project Reviews and Approvals:

11.3.1 Reviews: Gateway will, as appropriate, and additionally upon Owner’s request, issue a Project progress schedule to Owner. Gateway shall participate in reviews of the progress of the Work at the site at Owner’s request as set forth in this Contract. Owner may review and comment on any plan, drawing or specification, that Gateway delivers to Owner. No review or comment made by Owner shall result in Owner’s being deemed to have assumed any responsibility for any of the Work.  Gateway shall attempt to incorporate Owner’s comments where it can do so without increasing Gateway’s cost, the time required for performance, or any of its other obligations, but Gateway shall have no obligation to suspend work to allow time for review and comment except as provided in the Schedule, or to incorporate any of Owner’s comments except as required in order to comply with Gateway’s obligations under the Contract, or as agreed under Section 6 above.

Gateway shall provide Owner with monthly status reports detailing the progress of the Work, including whether (i) the Work is proceeding according to schedule, (ii) discrepancies, conflicts, or ambiguities exist in the Contract that require resolution, (iii) health and safety issues exist in connection with the Work or the Site, and (iv) other items require resolution so as to not jeopardize Gateway’s ability to complete the Work for the Contract Sum and within the Schedule.

11.4 Subcontractors and Vendors:

11.4.1 Notice of Subcontractor Selection: Gateway shall, as soon as practicable after award of the Contract, furnish in writing to Owner the names of all Subcontractors or Sub-subcontractors (including those who are to furnish materials or equipment fabricated to a special design) proposed to complete any portion of the Work. Owner acknowledges that Gateway, particularly on large or fast-track projects, may not make final selection of some subcontractor or vendors until later in the project, and that Gateway has the right to select subcontractors and vendors as long as the selection would not result in failure to satisfy the requirements of this Contract. The subcontracting, or sub-subcontracting, of any portion of the Work shall not relieve Gateway of responsibility for performance of the Work as provided herein. Notwithstanding the foregoing, Gateway shall have the right to subcontract such portions of the Work as it shall determine to be necessary to others which, in turn, shall have the right to subcontract such portions of the Work assigned to them, if any, as they shall deem necessary.

11.5 Cooperation with Owner’s Lender. Gateway agrees to cooperate at all times as reasonably requested by Owner and any lender or assignee of Owner and their respective agents and representatives in performance of this Contract. Gateway shall sign any document reasonably required by Owner in order to satisfy all lenders or investors providing sources of funds for construction of the Plant. Owner may assign its interest to one or more lenders or financial institutions or investors, providing sources of funds for construction of the Plant, at any time, provided that the party taking the assignment can supply payment assurances acceptable to Gateway.

12. Warranty

12.1 Equipment Warranties: Gateway warrants to Owner that the Work, including all materials and equipment furnished as part of the Work, will be completed in compliance with the Project Specifications, shall be new (unless otherwise specified in the Project Specifications), of good quality, in conformance with the Contract, fit for their intended purpose, and free of defects in materials and workmanship. Gateway’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain Work by persons other than Gateway or anyone for whose acts Gateway may be liable. Gateway shall, for the protection of Owner, assign to Owner all warranties and guarantees supplied by all vendors and subcontractors from who it procured goods or services incorporated into the Project. In addition, Gateway warrants to Owner that the Equipment will be free from mechanical defects, structural defects and defects in material and workmanship. Nothing in this warranty is intended to limit any manufacturer’s warranty which provides Owner with greater warranty rights than set forth in this Section 12.1 or the Contract.

12.2 Services: Gateway warrants that the services provided in connection with the Work will be provided with reasonable skill and care of the type normally exercised by other providers of such services under similar circumstances. Gateway shall not have any obligation or liability for failures or defects due to ordinary wear and tear, corrosion or erosion, or as a result of improper operation, improper maintenance or operating conditions more severe than, or different from, those contemplated in the original design of the Work.

12.4 Notice of Warranty Claim: Owner shall notify Gateway of any defect covered by the warranties set forth in Section 12, and shall notify Gateway in writing of any defect covered by any other warranty within sixty (60) Days after discovering such defect,

12.5 Correction of Defective Work:

12.5.1 Gateway agrees to correct any Work that is found not to be in conformance with the Contract, including that part of the Work subject to Section 12.1 hereof.

12.5.2 Gateway shall, within two (2) days of receipt of written notice from Owner that the Work is not in conformance with the Contract, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and any damage caused to other parts of the Work affected by the nonconforming Work. If Gateway fails to commence the necessary steps within such two (2) day period or to complete the necessary steps as soon as possible, Owner, in addition to any other remedies provided under the Contract, may provide Gateway with written notice that Owner will commence correction of such nonconforming Work with its own forces. If Owner does perform such corrective Work, Gateway shall be responsible for all reasonable costs incurred by Owner in performing such correction. If the nonconforming Work creates an emergency requiring an immediate response, the two (2) day periods identified herein shall be deemed inapplicable and Gateway shall commence correction immediately.

12.5.3 Section 12.5.1 and 12.5.2 above applies only to Gateway’s obligation to correct nonconforming Work and is not intended to constitute a limitation for any other rights or remedies Owner may have regarding Gateway’s other obligations under the Contract.

12.5.4 Gateway shall be responsible for collecting, identifying and collating the following materials, and shall deliver four (4) copies to Owner at least sixty (60) days prior to the date Gateway is required to achieve Substantial Completion: (1) complete equipment diagrams, operating instructions, maintenance manuals, parts lists, tests and balance reports, inspection reports, guarantees and warranties, as applicable, for each piece of fixed equipment furnished under this Contract, together with specific information regarding manufacturer’s name and address, nearest distributor, service representative’s name, address, office phone number, make and model numbers, operating designs and characteristics, and the like. These materials shall be supplied in a ring binder, hard-cover books, properly indexed for easy reference (organized according to Construction Specifications Institute Masterformat); (2) name and address of all Subcontractors and Sub-Subcontractors (including equipment and material suppliers), together with their respective areas of work, materials, or equipment furnished; (3) complete operating instructions for each equipment system; (4) complete parts lists, together with recommended spare parts for each type and model of equipment installed; (5) complete list of all materials and equipment utilized, together with the respective location in the Work; (6) a complete set of record drawings, in both electronic format (.dwg files) and black-lined drawings (D-size).

13. Transfer of Title and Risk of Loss

Title to, and risk of loss of, the Work or any part thereof and all materials and components used, or to be used in the Plant, shall pass to Owner upon acceptance of Substantial Completion. This provision, however, shall in no case be deemed to alter any of the rights or obligations of any party under any insurance policy provided under this Contract, or any waiver of subrogation set forth in Section 14 below.

14. Insurance; Bonds

14.1 Required Insurance: Each Party shall carry the insurance coverage described in this Contract.

14.2 Adjustment of Loss: Any loss insured under property or builders risk insurance required under this Section 14 shall be adjusted by the insurance carrier with the insured as fiduciary for the other party or parties whose interests are insured thereunder as their interests may appear, and the insured shall pay the proceeds due to them promptly. The insured shall bear the costs of the deductible, if any, under such policy.

14.3 Certificates of Insurance: Before commencing the Work, Gateway and Owner shall each furnish the other with certificates evidencing the coverage required under this Article 14 from the insurance company or companies carrying the aforesaid coverage. These certificates will provide that the policies may not be amended or terminated unless at least thirty (30) days prior written notice is given to Owner and Gateway. Failure of either Party to demand any such certificate prior to commencement of the Work shall not, however, be deemed to relieve any Party of its obligation to carry such insurance.

Approval of the insurance by Owner shall not relieve or decrease the liability of Gateway. Owner does not in any way represent that the insurance or the limits of insurance specified in these articles are sufficient or adequate to protect Gateway’s interests or liabilities, but are minimums.

14.4 Insurance – Miscellaneous:

14.4.1 Gateway at its sole cost and expense is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Plant is located, and with a minimum rating set forth below, the following insurance coverages:

Workers Compensation - State Statutory (Policy to include a waiver of subrogation in favor of Owner and its lender) Employer s Liability - Bodily injury by accident -$1,000,000 each accident; bodily injury by disease - $1,000,000 contract limit; bodily injury by disease -$1,000,000 each employee.

Commercial General Liability - (including, a waiver of subrogation in favor of Owner and its lender and naming Owner and its lender as Additional Insured and without limitation, Premises Operations; Independent Contractors (let or sublet work); Contractual Liability; Products and Completed Operations; Explosion, Collapse and Underground (“XCU”); Broad Form Property Personal Injury and Advertising Liability (employment exclusion deleted); Incidental Medical Malpractice; Amendment of Pollution Exclusion-hostile fire; Cross-liability and severability of interests) Coverage of $1,000,000 per Occurrence, $2,000,000 Aggregate with separate Products and Completed Operations limits of $1,000,000 per Occurrence $2,000,000 Aggregate.

Commercial Auto Coverage - $1,000,000 C.S.L. (This policy shall cover all Gateway furnished, owned, hired, and non-owned vehicles, including the loading or unloading thereof, name Owner and its lender as Additional Insureds and include a waiver of subrogation in favor of Owner and its lender.)

Umbrella Excess Liability - (following form on all terms and conditions as indicated above with respect to Employer s Liability, Commercial General Liability and Automobile Coverages). With limits of liability not less than $1,000,000 per Occurrence and $2,000,000 Aggregate. Professional Liability Insurance with a minimum single limit of $2,000,000 per claim insuring Gateway and all other persons for whose acts Gateway may be liable against any and all liabilities arising out of or relating to the negligent acts, errors, or omissions in connection with the carrying out of professional responsibilities relating to the Work.

Gateway shall or shall cause all applicable Subcontractors to obtain Inland Marine insurance covering shipments of equipment and materials transported via land and shall provide evidence of such insurance to Owner prior to the shipment of any such equipment or materials. Minimum Limits of Liability should be equal to the largest value shipment.

14.4.2 Gateway’s liability insurance required by this Article 14 shall be written for the coverage amounts set forth in the Agreement and shall include completed operations insurance for the period of time set forth in the Agreement. Gateway shall provide its insurance from insurance companies with (i) a Best Insurance Reports rating of A or better and a financial size category of IX or higher, or (ii) if not rated by Best, a Standard & Poor financial strength rating of A or higher, or (iii) other companies approved by Owner in writing signed by Owner and acknowledging that such insurance companies do not have the foregoing ratings.

14.4.3  Gateway’s liability insurance shall specifically provide coverage for design-build delivery of the Plant.

14.4.4  Such policies shall be provided to Owner prior to the commencement of any design services hereunder.

14.4.5  Prior to commencing any Work hereunder, Gateway shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract are in full force and in effect and will remain in effect for at least two years past Plant completion and (ii) no insurance coverage will be canceled, allowed to expire, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Owner.

The insurance required by the Agreement shall be written for not less than limits of liability specified in the Agreement or required by law, whichever coverage is greater. Coverage, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until at least two years past Plant completion for Products and Completed Operations under the general liability and umbrella coverage. Coverage shall be on an “occurrence” basis (except professional liability insurance coverage may be on a “claims made” basis if that insurance is not reasonably available on an “occurrence” basis). Gateway is responsible for providing any additional insurance it deems necessary to protect its interest from other hazards or claims in excess of the minimum coverage.

14.4.6  Gateway shall include Owner and its lenders as additional insureds under Gateway’s insurance, except Worker’s Compensation and Professional Liability Insurance. With respect to all insureds, including all additional insureds, Gateway’s insurance shall be primary and non-contributing with respect to any insurance carried by or otherwise available to Owner or its lender(s). Gateway’s insurance shall provide that for all insureds, including all additional Insureds, cross-liability and severability of interests shall exist for all coverages provided thereunder. Gateway’s insurance policies must all provide a waiver of subrogation endorsement in favor of Owner and its lender(s).

14.4.7  Approval of the insurance by Owner shall not relieve or decrease the liability of Gateway. Owner does not in any way represent that the insurance or the limits of insurance specified in these articles are sufficient or adequate to protect Gateway’s interests or liabilities, but are minimums.

14.4.8  Gateway’s Contractual Liability Insurance shall cover Gateway’s obligations under this Agreement.

14.4.9  In the event Gateway fails to procure or maintain any insurance coverage required under this Agreement, Owner may purchase such coverage and deduct the cost thereof from the Contract Price. Gateway shall require all Subcontractors and design consultants, to purchase and maintain insurance of types and in amounts consistent with the Gateway s risk management program. All policies provided by Subcontractors shall name Owner as an additional insured. Gateway shall obtain insurance coverage certificates from Subcontractors and shall provide copies to Owner. The insurance obtained by Gateway shall, subject to the terms and extent of such insurance, provide coverage to Owner with respect to claims arising from the acts or omissions of Gateway’s Subcontractors.

14.5  Performance Bond and Payment Bond: Gateway shall provide the following performance bond and labor and material payment bond or other performance security: A Performance Bond and Labor and Material Payment Bond in the amount of $2,500,000.00.

14.5.1  At its sole cost and expense, Gateway shall furnish a Performance Bond and Labor and Material Payment Bond on standard AIA forms, complying with the following specific requirements:

14.5.1.1  Bond shall be executed by a surety, licensed in the State of Minnesota, with a rating of no less than A/XII in the Best s Insurance Guide, and shall remain in effect for a period of not less than one (1) years following the date of Substantial Completion or the time required to resolve any items of incomplete Work and the payment of any disputed amounts, whichever time period is longer.

14.5.1.2  The Performance Bond and the Labor and Material Payment Bond shall each be in amount equal to $2,500,000.00.

14.5.1.3  Gateway shall require the attorney in fact who executes the required bonds on behalf of the Surety to affix thereto a certified and current copy of his power of attorney indicating the monetary limit of such power.

14.5.1.4  Every Bond must display the surety’s bond number. A rider including the following provisions shall be attached to each bond: (i) The Surety hereby agrees that it consents to and waives notice of any addition, alteration, omission, change, or other modifications of the Contract. Any addition, alteration, change, extension of time, or other modification of the Contract, or a forbearance on the part of either Owner or Gateway to the other, shall not release the Surety of its obligations hereunder, and notice to the Surety of such matters is hereby waived; and (ii) The Surety agrees that it is obligated under the bonds to any successor, grantee, or assignee of Owner.

14.5.2  Upon the request of any person or entity appearing to be a potential beneficiary of bonds covering payment of obligations arising under the Agreement, Gateway shall promptly furnish a copy of the bonds or shall permit a copy to be made.

14.5.3  Gateway shall keep the surety informed of the progress of the Work and, where necessary, obtain the surety s consent to, or waiver of, (i) notice of changes in the Work; (ii) request for reduction or release of retention; (iii) request for final payment; and (iv) any other item required by the surety. Owner shall be notified by Gateway, in writing, of all communications with the surety. Owner may, in Owner s sole discretion, inform the surety of the progress of the Work and obtain consents as necessary to protect Owner’s rights, interests, privileges, and benefits under and pursuant to any bond issued in connection with the Work.

15. Indemnity

15.1 Indemnity by Gateway for Personal Injury and Property Damage: Gateway shall indemnify and hold harmless Owner and its agents and employees from and against all claims made by a third party for any, damages, losses and expenses, including, but not limited to attorney’s fees, arising out of or resulting from Gateway’s conduct, performance of the Work, or failure to perform the Work, provided that any such damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Plant, Equipment or the Work itself) including loss of use, and is caused in whole or in part by any act or omission of Gateway, Subcontractors, Sub-subcontracts, Design Consultants, or anyone for whose acts any of them may be liable. In the event that any such damage, loss or expense was caused in part by Owner or by any other person or entity, however, then Gateway shall be obliged to pay only the portion of the damage, loss or expense, including reasonable attorney’s fees as is attributable to its relative share of the negligence or omission which caused such damage, loss or expense.

Gateway’s indemnity obligations set forth in this Section 15.1 shall not be limited by any limitation in the amount of damages, compensation, or benefits payable by or for Gateway, its design consultants, Subcontractors or other entity under any employee benefit acts, including Worker’s Compensation and disability acts in instances where an employee of any of them, or anyone for whose acts may be liable, has a claim against Owner, its lenders, officers, directors, employees, or agents.

15.2    To the fullest extent permitted by law and without limiting any other indemnification obligations of Gateway, Gateway shall indemnify and defend Owner, its officers, directors, assigns, lenders, agents, and employees from any claims, liens, charges (including attorneys fees) or encumbrances (including but not limited to mechanic’s and materialmen’s liens or bond claims) arising out of or in connection with the performance of the Work except to the extent caused by the uncured failure of Owner to make payment when required by the Contract or Owner’s misconduct or breach of contract. Owner shall be entitled to recover from Gateway all costs and expenses incurred in enforcing this provision, including attorneys fees. In the event that any such damage, loss or expense was caused in part by Owner or by any other person or entity, however, then Gateway shall be obliged to pay only the portion of the damage, loss or expense, including reasonable attorney’s fees as is attributable to its relative share of the negligence or omission which caused such damage, loss or expense.

Upon request of Owner (provided that Gateway does not have an uncured breach), Gateway shall within 60 days remove any liens filed against Owner or its property. If Mechanical fails to do so, Owner is authorized by Gateway to remove or satisfy any such liens, and Gateway shall pay to Owner all costs and damages incurred by Owner to do so, including attorneys fees.

Notwithstanding anything in this Contract to the contrary, but without limiting Gateway’s indemnification and other obligations to Owner as stated in this Contract, Gateway shall have the right to contest and dispute any lien which Gateway believes, in good faith, is unjustified or overstated, provided that Gateway contests the same or the validity thereof by appropriate and expeditious legal proceedings which operate to prevent the imposition or foreclosure of the lien so contested, provided that Gateway, prior to the date of any such contest, has given such security as may be required by law, including the provision for removing a contested lien as set forth in Minn. Stat. § 514.10 to remove a contested lien from the Owner’s property and to permit Gateway to contest the lien claim. Gateway shall give prompt notice to Owner of any such contests. Any such contests shall be prosecuted with due diligence and Gateway must, promptly after final determination thereof, comply with and pay the result determined, together with all interest and penalties, if any, which may be payable therewith and further will indemnify and hold harmless the Owner against all losses in connection therewith.

15.3    Conditions to Indemnity: The indemnities set forth in Sections 15.1 and 15.2 above are valid only if (a) Owner gives notice of any claim or lawsuit for which it claims indemnity within a time reasonable for Gateway to contest such claim, (b) Owner cooperates fully and promptly with Gateway in the defense thereof at Owner’s expense for all items related to such defense for time of witnesses who are employees of Owner, costs related to travel, production of documents, fees for any counsel it elects to assist it in addition to counsel appointed by Gateway for defense of the claim, and (c) Gateway has full authority in defense of such lawsuit or claim and to settle such claim, provided that, it pays to Owner the cost, if any, of any change in operations resulting from such settlement.

16. Dispute Resolution

16.1 Executive Conference or Mediation: In the event of any controversy or claim arising out of or related to this Contract, or the interpretation, termination or breach hereof, other than default in payment due under Section 8 above which shall be subject to the provisions of this Section at Gateway’s option, the Parties shall, upon the written request of either of them, attempt to resolve the matter by agreement of the representatives of the Parties. Such representatives shall be at least one management level above the individuals who have had direct responsibility for performance of the Contract, or the highest level of management of any Party whose highest level of management has had direct responsibility for such performance. Such representatives shall meet in person or by telephone or teleconference at least once, and shall attempt to resolve any matter raised by either of them by the written notice requesting such resolution for a period of at least thirty (30) Days. In the event that the Parties are unable to resolve the dispute by agreement of such representatives within such thirty (30) Day period, then at the written request of either Party, the Parties shall submit the matter to mediation under the then current rules of mediation and conciliation of the American Arbitration Association. The mediation shall occur using a mediator qualified under the laws of the State of Minnesota to be held at Fergus Falls, Minnesota, or such other place as may be mutually agreed to by the Parties. The Parties shall attempt to resolve any matter submitted to mediation under this Section 16.1 within thirty (30) Days after the date of delivery of the written request for mediation. Except where clearly prevented by the matter in dispute, the Parties agree to continue performing their respective obligations under this Contract while the dispute is being resolved.

16.2 Arbitration: Any controversy or claim arising out of or related to this Contract, or the interpretation, termination or breach hereof, which cannot be resolved by mutual agreement of the parties or by mediation within the time periods provided at Section 16.1 above, other than default in payment due under Section 8 above which shall be subject to the provisions of this Section at Gateway’s option, may be submitted to binding arbitration in accordance with the applicable rules of the American Arbitration Association. The place of arbitration shall be Fergus Falls, Minnesota, or such other location as mutually agreed to by the Parties. Neither Party shall submit any such matter to arbitration unless the parties have been unable to resolve it by mediation for a period of at least thirty (30) days after the date of request for mediation. Any party who files a notice of demand for arbitration must assert in the demand all claims then known to that party against the other. Judgment upon any award rendered by an arbitrator or arbitrators under this Contract may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, but either party hereto shall have the right to contest such award on the grounds that it is contrary to applicable law. Except where clearly prevented by the matter in dispute, the Parties agree to continue performing their respective obligations under this Contract while the dispute is being resolved.

16.3  Attorney’s Fees and Costs: All reasonable costs, expenses and attorney’s fees resulting from the litigation or arbitration of any claim under this Contract shall be paid by the losing party to the prevailing party.

17.  Force Majeure

No delay in, or failure of, performance by either Party under this Contract will constitute default hereunder or give rise to any claim for damages if and to the extent caused by an occurrence such as acts of governmental authority, acts of God, strikes or other concerted acts of workmen, fire, flood, explosions, riots, war, rebellion or sabotage.

18.  General Provisions

18.1 Assignment: Gateway shall not assign or transfer its duties or obligations hereunder without the prior written consent of the Owner. Gateway hereby consents to Owner collaterally assigning this Contract and its rights hereunder to one or more lenders or other sources of financing as necessary for Owner to obtain and secure financing to construct and operate the Plant. This Contract shall be binding upon and shall inure to the benefit of the Parties and the successors and assigns of Owner.

18.2 Entire Contract; Waiver; Amendment: This Contract and the attached Exhibits constitute the full and complete contract between the parties hereto with respect to the subject matter hereof. There are no statements, agreements, understandings, representations or trade customs of any kind, express or implied, concerning the subject matter which are not merged herein or superseded hereby. A waiver of any of the terms of this Contract shall not bind either party unless signed by one of its duly authorized representatives. Waiver by either Party of any default by the other party hereunder shall not be deemed a waiver by such Party of any default by the other which may occur thereafter. This Contract may only be modified or amended by an agreement in writing executed by both Parties hereto.

18.3 Governing Law; Juridiction; Venue: The validity, performance, construction and effect of this Contract shall be governed by the laws of the state of Minnesota, without regard to choice of law or conflict of law provisions. Each Party consents to the state courts of Minnesota, Otter Tail County, as the exclusive jurisdiction and venue to determine any non-arbitral disputes. The parties waive any argument or objection to such jurisdiction and venue and hereby agree that such jurisdiction and venue are mutually convenient.

18.4 Notices: All notices provided for herein will be considered as properly given if in writing and delivered personally or, by fax or sent properly addressed, postage pre-paid:

If to Gateway, to:	Gateway Building Systems, Inc.
33424 US Hwy 59
Elbow Lake, MN 56531
Attn: Brian Shuck

If to Owner, to:	Otter Tail Ag Enterprises, LLC
1220 North Tower Road, Suite 201
Fergus Falls, MN 56537
Attn: Jerry Larson, President

Notices shall be deemed effective upon actual receipt, or in the case of posting in the U. S. mail, on the fourth Day after mailing.

18.5  Survival: All warranties and representations of the parties, and those provisions of this Contract necessary to implement such, shall survive termination of this Contract.

18.6  Third Parties: The Parties agree that this Contract is not intended by either Party to give any benefits, rights, privileges, actions or remedies to any person, partnership, firm or corporation (other than a Party or its permitted assignee) as a third party beneficiary under any theory of law.

18.7  Equal Bargain and Representation: The Parties have participated jointly in the negotiations and drafting of this Contract. In the event that an ambiguity or question of intent or interpretation arises, this Contract shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Each of the Parties acknowledges that it has been represented by legal counsel of its own choice throughout all negotiations, preparation, review and execution of this Contract, and that each Party has executed this Contract voluntarily and with the consent and on the advice of any such legal counsel. In entering into this Contract, each Party has undertaken such factual inquiry as it has deemed necessary and has relied solely on that inquiry and not on statements or representations of the other Party.

18.8  Time Bar to Legal Action: All legal actions by Owner or by Gateway arising out of or in any way connected with this Contract or the services to be performed hereunder shall be barred and under no circumstances shall any such legal action be initiated by Owner or by Gateway three (3) years after the date of Final Acceptance, unless this Contract shall be terminated earlier, as provided herein, in which case the date of termination of this Contract shall be the date on which such period shall commence.

[This page intentionally left blank]

[SIGNATURE PAGE TO OTTER TAIL AG ENTERPRISES, LLC EQUIPMENT PROCUREMENT AND

CONSTRUCTION SERVICES CONTRACT]

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the 13 day of November, 2006.

Owner:

OTTER TAIL AG ENTERPRISES, LLC

By	/s/ Jerry Larson
Jerry Larson
Its President

[SIGNATURE PAGE TO OTTER TAIL AG ENTERPRISES, LLC EQUIPMENT PROCUREMENT AND

CONSTRUCTION SERVICES CONTRACT]

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the 13th day of November, 2006.

GATEWAY BUILDING SYSTEMS

By	/s/ Brian Shuck

Its	Division Manager

FIRST AMENDMENT TO ENGINEERING, PROCUREMENT
AND CONSTRUCTION FIXED PRICE CONTRACT

THIS FIRST AMENDMENT TO ENGINEERING, PROCUREMENT, AND CONSTRUCTION FIXED PRICE CONTRACT is made this 21st day of November, 2006 (the “Effective Date”), and is for the purpose of amending that certain Engineering, Procurement, and Construction Fixed Price Contract between Otter Tail Ag Enterprises, LLC, and Gateway Building Systems dated November 13, 2006 (hereinafter, the “Contract”).

Based upon the written agreement of the parties hereto, as of the Effective Date, the Contract is amended as follows:

1.      Section 8.1 of the Contract is amended to read, in pertinent part, as follows:

“8.1 Contract Sum; Adjustments to Contract Sum: Owner will pay Gateway for the full and satisfactory completion of the Work, the Contract Sum of $5,128,000.00...”

2.      Section 14.5.1.2 of the Contract shall be amended to provide as follows:

“14.5.1.2 The Performance Bond and the Labor and Material Payment Bond shall be a single limit of $2,500,000.00 maximum. The bond shall provide, among other things, performance bonding for dust control milling conveyor, DDG bulk weigher equipment, scales, weigh screw, cleaning equipment, and bucket elevators and capacities.”

3.       Section B.1 of Exhibit B to the Contract shall amended as follows:

“B.1 PRICE

Contract sum $5,128,000.00, subject to adjustments as set forth in Section 8 of the Contract.”

4.       Section A.1 entitled, “Gateway Scope of Services,” in Exhibit A to the Contract shall be amended in pertinent part as follows:

A.          Section 4 entitled “Ground Com and Mill System” shall delete the “1” 6,000 BPH Tank Plug Auger from Leg into Processing Plant.

Except for the amendments set forth herein, there are no other modifications to the Contract, and this agreement shall not be deemed, nor shall it constitute, any alteration, waiver, annulment, or variation of any term or condition of, or any rights, powers, or remedies under, the Contract, except as expressly set forth herein.

[Signature Page to First Amendment to Engineering, Procurement,
and Fixed Price Contract]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Engineering, Procurement, and Fixed Price Contract on the 21st day of November, 2006.

GATEWAY BUILDING SYSTEMS

By	/s/ Brian Shuck
Brian Shuck
Its Division Manager

[Signature Page to First Amendment to Engineering, Procurement,
and Fixed Price Contract]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Engineering, Procurement, and Fixed Price Contract on the 21st day of November, 2006.

OTTER TAIL AG ENTERPRISES, LLC

By	/s/ Kelly Longtin
Kelly Longtin
Its CEO/General Manager

ACORD	CERTIFICATE OF LIABILITY INSURANCE	OP ID BJ MNFERG4	DATE (MM/DD/YYYY) 11/09/06
PRODUCER Ag States Group Po. Box 64089 St. Paul MN 55164-0089

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

Phone: 800-548-1494 Fax: 651-355-6359	INSURERS AFFORDING COVERAGE	NAIC #
INSURED	INSURER A: Nationwide Agribusiness
INSURER B:
Otter Tail Ag Enterprises, LLC	INSURER C:
Kelly Longtin	INSURER D:
1220 N Tower Road #201	INSURER E:
Fergus Falls MN 56537

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	ADDL INSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS
		GENERAL LIABILITY					EACH OCCURRENCE		$1,000,000
A		☒ COMMERCIAL GENERAL LIABILITY	CPP124428	10/24/06	10/24/07		DAMAGE TO RENTED PREMISES (Es OCCURRENCE)		$100,000
		☐☐ CLAIMS MADE ☒ OCCUR					MED EXP (Any one person)		$5,000
		☐					PERSONAL & ADV INJURY		$1,000,000
		☐					GENERAL AGGREGATE		$2,000,000
		GEN’L AGGREGATE LIMIT APPLIES PER: ☐ POLICY ☐ PROJECT ☐ LOC					PRODUCTS - COMP/OP AGG	$

		AUTOMOBILE LIABILITY					COMBINED SINGLE LIMIT (Ea accident)		$1,000,000
A		☒ ANY AUTO	CPP124428	10/24/06	10/24/07
		☐ ALL OWNED AUTOS					BODILY INJURY (Per person)	$
		☐ SCHEDULED AUTOS
		☒ HIRED AUTOS					BODILY INJURY (Per accident)	$
		☒ NON-OWNED AUTOS
		☐					PROPERTY DAMAGE (Per accident)	$
		☐					AUTO ONLY - EA ACCIDENT	$
		GARAGE LIABILITY				OTHER THAN	EA ACC	$
		☐ ANY AUTO				AUTO ONLY:	AGG	$
		☐
		EXCESS/UMBRELLA LIABILITY					EACH OCCURRENCE		$4,000,000
A		☒ OCCUR ☐ CLAIMS MADE	CU124428	10/24/06	10/24/07		AGGREGATE		$4,000,000
								$
		☐ DEDUCTIBLE						$
		☒ RETENTION $10,000						$
		WORKERS COMPENSATION AND EMPLOYERS’ LIABILITY				WC STATUTORY LIMITS	OTHER
		ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED?					E.L. EACH ACCIDENT	$
		If yes, describe under SPECIAL PROVISIONS below					E.L. DISEASE - EA EMPLOYEE	$
							E.L. DISEASE - POLICY LIMIT	$
		OTHER
A		Property/Stock/BI	COP124428	10/24/06	10/24/07		Property on File

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES / EXCLUSIONS ADDED BY ENDORSEMENT / SPECIAL PROVISIONS

EVIDENCE OF INSURANCE

CERTIFICATE HOLDER	CANCELLATION
GATFAR1

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 10 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

GATEWAY BUILDING SYSTEMS
BRIAN SHUCK
3451 SOUTH UNIVERSITY DRIVE
FARGO ND 58104
AUTHORIZED REPRESENTATIVE
/s/ Dale Lieb

ACORD 25 (2001/08)	© ACORD CORPORATION 1988